De Joya Griffith & Company, LLC
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

May 7, 2008

U.S. Securities & Exchange Commission
Washington, D.C.
Attn: Blaise Rhodes, Mail Stop3561

Dear Sir:

De Joya Griffith & Company, LLC is the former principal accountant for Friendly Energy Exploration. We have reviewed and agree with the following disclosures required by Regulation S-K Item 304(a) which Friendly Energy Exploration will include in an amended Form 8K filing:

Item 304(a) Disclosures by Friendly Energy Exploration:

1. *The former accountant was in effect dismissed on March 12, 2008 when we engaged a new principal accountant.*
2. *The principal accountant's report on the financial statements for the past two years did not contain any adverse opinion, disclaimer of opinion, modification, or qualification with the exception of the following qualification contained in the Report of Independent Registered Public Accounting Firm that accompanied the Financial Statements in the Form 8-Ks filed with the SEC: "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has not yet commenced operations. This raises substantive doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."*
3. *The decision to change accountants was approved by the Board of Directors on March 12, 2008.*
4. *During the registrant's two most recent fiscal years and any subsequent interim period preceding such dismissal of the former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.*
5. *During the registrant's two most recent fiscal years and any subsequent interim period preceding such dismissal of the former accountant, there were no reportable events of the kind listed in Item 304(a)(1)(v) (A through D).*

Respectfully submitted,
De Joya Griffith & Company, LLC

Jason F. Griffith, CPA

Jason F. Griffith, CPA
Partner

2580 Anthem Village Dr., Henderson, NV 89052
Telephone (702) 563-1600 • Facsimile (702) 920-8049